[Advantest logo]

                              Advantest Corporation
                       Interim Business Report for FY2004
                   (April 1, 2004 through September 30, 2004)

                                [Cover graphics]

To Our Shareholders
================================================================================

         Let us report on the business results of Advantest (the "Company") on a consolidated basis during the interim period of fiscal year 2004 (April 1, 2004 through September 30, 2004).

         During this interim fiscal period, business conditions affecting the company have generally continued to improve due to a continued appetite for capital expenditures in the semiconductor manufacturing industry, as stimulated by the strong performance of digital consumer products including flat-screen televisions and DVD recorders, and continued demands for personal computers.

         Under this environment, Advantest made concentrated efforts to increase incoming orders and expand sales through the timely introduction of new products that meet customer needs. In addition to its continued efforts to reduce fixed costs, Advantest and its group companies combined forces in a drive towards improving profitability, including the shortening of time to market by improving the manufacturing process, parts procurement and manufacturing efficiencies.

         As a result of the above, as compared to the corresponding interim period for the previous fiscal year, incoming orders increased by 56.0% to
(Y)125.2 billion and net sales increased by 135.3% to (Y)146.5 billion. Income before income taxes increased to (Y)46.8 billion, 12.6 times and interim net income increased to (Y)28.5 billion, 11.7 times the result of the corresponding interim period for the previous fiscal year. Overseas sales as a percentage of total sales was 74.3%, as compared to 60.2% in the corresponding interim period for the previous fiscal year.

         Interim dividends of (Y)25 per share as compared to (Y)15 in the corresponding interim period for the previous fiscal year will be distributed to shareholders beginning on December 1, 2004, as resolved by the Board of Directors' Meeting on October 26, 2004.

         We look forward to your continued support and guidance.

                                                       November 2004


                  [Picture of Hiroshi Oura and Toshio Maruyama]

         Hiroshi Oura                             Toshio Maruyama
(Chairman of the Board and CEO)     (Representative Board Director, President of
                                        Corporate Executive Officers and COO)


Summary of Consolidated Results (U.S. GAAP)
   =========================================================================================
   -----------------------------------------------------------------------------------------
                                        FY2002       FY2003        FY2003         FY2004
                                                                   interim        interim
   -----------------------------------------------------------------------------------------
                                                    (in millions of Yen)
   Incoming orders                     101,487        208,961         80,280        125,244
   -----------------------------------------------------------------------------------------
                                                    (in millions of Yen)

   Net sales                            97,740        174,218         62,286        146,589
    Semiconductor and                   64,368        123,489         40,961        113,172
    component test system
    Mechatronics system                 19,465         34,225         13,261         28,100
    Services, support and               19,227         20,465          9,949         10,875
    others
    Elimination and corporate          (5,320)        (3,961)        (1,885)        (5,558)
   (loss)
    Overseas portion of net             58,867        116,228         37,467        108,920
    sales
   Operating income (loss)            (16,743)         30,960          4,439         45,420
   Net income (loss)                  (12,994)         17,329          2,453         28,573
   -----------------------------------------------------------------------------------------
                                                          (in Yen)
   Net income (loss) per share        (131.99)         176.37          24.96         290.68
   -----------------------------------------------------------------------------------------
                                                   (in millions of Yen)
   Total assets                        281,224        330,808        287,094        349,951
   Stockholders' equity                210,663        221,768        210,303        249,928
   -----------------------------------------------------------------------------------------
                                                          (in Yen)
   Stockholders' equity per           2,144.23       2,256.59       2,140.61       2,542.41
   share
   -----------------------------------------------------------------------------------------

*Advantest's previous two business segments - "Automated test equipment" and "Measuring instruments" - have been reclassified into three business segments - "Semiconductor and component test system", "Mechatronics system" and "Services, support and others". Certain revisions have been made to the business segment information for FY2002, FY2003 interim and FY2003 to conform to the business segment information used for FY2004 interim.
** "Net income (loss) per share" was calculated based on the average number of issued shares (excluding treasury stock) during the period.

***"Stockholders'equity per share" was calculated based on the number of issued shares (excluding treasury stock) as of the end of the period.


         [Charts illustrating information presented in the above table]


Business Results by Segment
================================================================================
          Starting this fiscal period, Advantest, in conjunction with its business and organizational restructuring efforts, reclassified its previous two business segments, automated test equipment and measuring instruments, into three business segments: semiconductor and component test system; mechatronics system; and services, support and others. The comparison figures against the previous interim period, presented below, have been calculated with adjustments to the figures from the previous interim period into the three new business segments.



Semiconductor and Component Test System Segment

         In the semiconductor and component test system segment, flash memory testers in the memory tester market continued to perform strongly both domestically and overseas. In addition, DRAM testers experienced solid sales in Japan and overseas, particularly with respect to new models such as the ultra high-speed memory tester for next generation DDR memory and the general purpose high-speed memory tester.

         In the SoC (System-on-a-chip)/AS (Application Specific) tester market, strong sales of T2000, new concept testers based on OPENSTAR(R)*1, continued. In addition, SoC testers for mobile phones and digital consumer devices and testers for LCD driver ICs continued to perform strongly particularly in Japan and Taiwan. Moreover, new products aimed at the CCD market and on-board device markets have seen strong sales.

          As a result of the above, as compared to the corresponding interim period for the previous fiscal year, incoming orders in the semiconductor and component test system segment increased by 70.7% to (Y)96.1 billion, while net sales of the segment increased by 176.3% to (Y)113.1 billion. Operating income in the semiconductor and component test system segment increased to (Y)37.7 billion, 10.5 times the corresponding interim period for the previous fiscal year.


                     [Picture of the SoC test system T6575]
                    [Picture of the Memory test system T5377]


     *1 OPENSTAR(R) - The name of an open architecture standard published by the
                      Semiconductor Test Consortium, Inc. OPENSTAR(R) is a registered trademark or trademark of Semiconductor Test Consortium, Inc. in the U.S., Japan and other countries.


Mechatronics System Segment

         In the mechatronics system segment, memory test handlers with simultaneous multiple handling capacity or with cooling capabilities as well as interface products continued to perform well due to the positive growth in sales of memory testers.

         As a result of the above, incoming orders in the mechatronics system segment, as compared with the corresponding interim period for the previous fiscal year, increased by 51.8% to (Y)24.6 billion, while net sales of the segment increased by 111.9% to (Y)28.1 billion. Operating income in the mechatronics system segment increased by 211.6% to (Y)9.9 billion, as compared with the corresponding interim period for the previous fiscal year.


                  [Picture of the Dynamic Test Handler M6542AD]


Services, Support and Others

         Incoming orders in the services, support and others segment, as compared with the corresponding interim period for the previous fiscal year, increased by 3.6% to (Y)10.0 billion, while net sales of the segment increased by 9.3% to (Y)10.8 billion. Operating income in the services, support and others segment increased by 33.0% to (Y)0.7 billion, as compared with the corresponding interim period for the previous fiscal year.

Prospects for the Fiscal Year
================================================================================
         With respect to business conditions in the upcoming future, growth in semiconductor-related demands is expected to continue, resulting from the continued success of third generation mobile phones and continued demand for personal computers and an expected increase in demand for digital consumer devices in the medium term. In addition, capital expenditures by semiconductor manufacturers are expected to increase as 300 mm wafer-related investments are projected to materialize and the next generation of memory devices are rolled out.

         Responding to the above situation, Advantest plans to focus on improvement of profitability through revenue growth generated by timely introduction of new products designed to meet customer needs, continued improvement of the manufacturing process for quick delivery and cost-cutting efforts.

         Factors such as the temporary production and inventory adjustments of drivers in the digital sector, such as semiconductors and electronic components, and an increase in crude oil prices may have adverse effects on Advantest's performance in the short run.

         As a result of the above, net sales for the fiscal year are currently estimated at (Y)250.0 billion, while income before income taxes is estimated at
(Y)71.0 billion and net income at (Y)43.0 billion.



(Cautionary Statement with Respect to Forward-Looking Statements)

         This document contains "forward-looking statements" that are based on Advantest's current expectations, estimates and projections. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause Advantest's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include: (i) changes in demand for the products and services produced and offered by Advantest's customers, including semiconductors, communications services and electronic goods; (ii) circumstances relating to Advantest's investment in technology, including its ability to timely develop products that meet the changing needs of semiconductor manufacturers and communications network equipment and components makers and service providers; (iii) significant changes in the competitive environment in the major markets where Advantest purchases materials, components and supplies for the production of its products or where its products are produced, distributed or sold; and (iv) changes in economic conditions, currency exchange rates or political stability in the major markets where Advantest procures materials, components and supplies for the production of its principal products or where its products are produced, distributed or sold. A discussion of these and other factors which may affect Advantest's actual results, levels of activity, performance or achievements is contained in the "Operating and Financial Review and Prospects", "Key Information - Risk Factors" and "Information on the Company" sections and elsewhere in Advantest's annual report on Form 20-F, which is on file with the United States Securities and Exchange Commission.

Consolidated Financial Statements (U.S. GAAP)


=========================================================================================================
o  Balance Sheets
     ----------------------------------------------------------------------------------------------------
                                                             FY2003                  FY2004 interim
                                                     (as of March 31,2004)     (as of September 30, 2004)
     ----------------------------------------------------------------------------------------------------
                                                                     (in millions of Yen)
                       (Assets)
     Current assets                                                 255,762                      273,735
      Cash and cash equivalents                                     101,146                      139,911
      Trade accounts receivable, less allowance                      76,133                       86,222
         for doubtful accounts
      Inventories                                                    49,423                       32,687
      Deferred tax assets                                            25,875                       12,411
      Other current assets                                            3,185                        2,504
     Investment securities                                            7,952                        6,882
     Property, plant and equipment,net                               50,516                       51,938
     Deferred tax assets                                             10,964                       11,781
     Intangible assets,at cost,less accumulated                       3,756                        3,334
     amortization
     Other assets                                                     1,858                        2,281
     ----------------------------------------------------------------------------------------------------
                     Total assets                                   330,808                      349,951
     ----------------------------------------------------------------------------------------------------

     ----------------------------------------------------------------------------------------------------
                    (Liabilities)                                    (in millions of Yen)
     Current liabilities                                             66,611                       57,469
      Current installments of long-term debt                          4,543                        4,543
      Trade accounts payable                                         38,214                       24,985
      Accrued expenses                                                8,939                        8,809
      Other current liabilities                                      14,915                       19,132
     Long-term debt, excluding current installments                  20,083                       20,062
     Accrued pension and severance cost                              18,348                       18,866
     Other long-term liabilities                                      3,411                        3,512
     Total liabilities                                              108,453                       99,909
     ----------------------------------------------------------------------------------------------------
                 (Minority interests)
     Minority interests                                                 587                          114
     ----------------------------------------------------------------------------------------------------
                (Stockholders' equity)
     Common stock                                                    32,363                       32,363
     Capital surplus                                                 32,973                       32,973
     Retained earnings                                              177,404                      203,420
     Accumulated other comprehensive income (loss)                  (8,061)                      (6,157)
     Treasury stock                                                (12,911)                     (12,671)
      Total stockholders' equity                                    221,768                      249,928
     ----------------------------------------------------------------------------------------------------
       Total liabilities and stockholders' equity                   330,808                      349,951
     ----------------------------------------------------------------------------------------------------

o  Statements of Income
     ---------------------------------------------------------------------------------------------
                                                          FY2003 Interim           FY2004 Interim
     ---------------------------------------------------------------------------------------------
                                                                    (in millions of Yen)
     Net sales                                                    62,286                  146,589
     ---------------------------------------------------------------------------------------------
     Cost of sales                                                31,801                   68,238
     Research and development expenses                            10,749                   12,087
     Selling, general and administrative                          15,297                   20,844
     expenses
     Operating income                                              4,439                   45,420
     ---------------------------------------------------------------------------------------------
     Other income (expense)                                        (718)                    1,424
     Income before income taxes                                    3,721                   46,844
     ---------------------------------------------------------------------------------------------
     Income taxes                                                  1,268                   18,271
     Net income                                                    2,453                   28,573
     ---------------------------------------------------------------------------------------------

o  Statements of Cash Flows
     ---------------------------------------------------------------------------------------------
                                                          FY2003 Interim            FY2004 Interim
     ---------------------------------------------------------------------------------------------
                                                                    (in millions of Yen)
     Cash flows provided by operating activities                      13,361                44,545
     Cash flows used in investing activities                         (2,263)               (5,308)
     Cash flows used in financing activities                         (2,627)               (2,255)
     Net effect of exchange rate changes on cash and                 (1,203)                 1,783
     cash equivalents
     ----------------------------------------------------------------------------------------------
     Net change in cash and cash equivalents                           7,268                38,765
     Cash and cash equivalents at beginning of year                   87,338               101,146
     ----------------------------------------------------------------------------------------------
     Cash and cash equivalents at end of year                         94,606               139,911
     ----------------------------------------------------------------------------------------------

o  Consolidated Subsidiaries

     =======================================================================
     39 subsidiaries (22 in Japan and 17 overseas)
     -----------------------------------------------------------------------
     Advantest Laboratories Ltd.
     Advantest Customer Support Corporation
     Advanmechatec Co., Ltd.
     Advantest Manufacturing, Inc.
     Japan Engineering Co., Ltd.
     Advantest Finance Inc.
     Advantest America Corporation (Holding Co.)
     Advantest America, Inc.
     Advantest (Europe) GmbH
     Advantest Taiwan Inc.
     Advantest (Singapore) Pte. Ltd.
        and 28 others
     =======================================================================


Summary of Unconsolidated Results (prepared in accordance with accounting principles generally accepted in Japan)

   =========================================================================================
                                      FY2002           FY2003     FY2003         FY2004
                                                                  interim        interim
   =========================================================================================
                                                     (in millions of Yen)
   Incoming orders                      78,217        172,414         65,504        108,365
   -----------------------------------------------------------------------------------------
                                                     (in millions of Yen)
   Net sales                            76,686        150,558         50,846        121,065
    Semiconductor and component         53,787        113,365         36,114         96,920
    test system
    Mechatronics system                 14,138         28,777         10,547         21,202
    Services, support and others         8,761          8,415          4,184          2,943
    Export portion of net sales         40,570         97,744         28,096         84,119
   Operating income (loss)            (18,209)         23,776          1,528         28,346
   Net income (loss)                  (11,467)         11,957          1,819         18,684
   -----------------------------------------------------------------------------------------
                                                            (in Yen)
   Net income (loss) per share        (116.49)         119.97          18.52         190.09
   -----------------------------------------------------------------------------------------
                                                            (in Yen)
   Dividends per share                   30.00          40.00          15.00          25.00
   -----------------------------------------------------------------------------------------
                                                      (in millions of Yen)
   Total assets                        235,456        277,047        241,173        286,780
   Stockholders' equity                178,253        188,891        179,589        204,749
   -----------------------------------------------------------------------------------------
                                                            (in Yen)
   Stockholders' equity per share     1,814.36       1,920.33       1,827.98       2,082.83
   =========================================================================================

* Advantest's previous two business segments - "Automated test equipment" and "Measuring instruments" - have been reclassified into three business segments
  - "Semiconductor and component test system", "Mechatronics system" and "Services, support and others". Certain revisions have been made to the business segment information for FY2002, FY2003 interim and FY2003 to conform to the business segment information used for FY2004 interim.
** "Net income (loss) per share" was calculated based on the average number of issued shares during the period. Treasury stock was excluded from such number. *** "Stockholders' equity per share" was calculated based on the number of issued shares as of the end of the period. Treasury stock was excluded from such number.

       [Charts illustrating the information presented in the above table]

Unconsolidated Financial Statements (Japanese GAAP)
================================================================================
o  Balance Sheets

     -----------------------------------------------------------------------------------------
                                                  FY2003                FY2004 interim
                                          (as of March 31, 2004)  (as of September 30, 2004)
     -----------------------------------------------------------------------------------------
                                                         (in millions of Yen)
                  (Assets)
     Current assets                                      203,388                      213,898
       Cash and deposits                                  64,469                       90,958
       Trade accounts receivables                         72,021                       80,795
       Inventories                                        35,588                       23,805
       Other                                              31,308                       18,339
     Noncurrent assets                                    73,658                       72,881
       Property, plant and equipment                      40,054                       39,636
         Buildings                                        16,183                       15,850
         Land                                             18,141                       18,141
         Other                                             5,729                        5,644
     Intangible fixed assets                               1,884                        1,492
     Investments and other assets                         31,718                       31,752
       Investment in associated                           16,347                       16,272
       companies
       Deferred tax assets                                 5,707                        6,478
       Other                                               9,663                        9,001
     -----------------------------------------------------------------------------------------
                Total assets                             277,047                      286,780
     -----------------------------------------------------------------------------------------

     -----------------------------------------------------------------------------------------
                                                         (in millions of Yen)
                (Liabilities)
     Current liabilities                                  56,504                       49,518
       Trade accounts payable                             38,444                       24,400
       Accrued warranty expenses                           1,771                        5,901
       Other                                              16,288                       19,216
     Noncurrent liabilities                               31,651                       32,511
       Bonds                                              20,000                       20,000
       Long-term borrowings                                   82                           61
       Allowance for retirement benefits                   9,386                       10,114
       Other                                               2,181                        2,335
              Total liabilities                           88,155                       82,030
     -----------------------------------------------------------------------------------------
           (Stockholders' equity)
     Common stock                                         32,362                       32,362
     Capital surplus                                      32,973                       32,973
     Retained earnings                                   135,672                      151,631
     Net unrealized holding gains on                         793                          453
      other securities
     Treasury stock                                     (12,910)                     (12,671)
         Total stockholders' equity                      188,891                      204,749
     -----------------------------------------------------------------------------------------
         Total liabilities and                           277,047                      286,780
         stockholders' equity
     -----------------------------------------------------------------------------------------



o  Statements of Income

     ------------------------------------------------------------------------------------
                                                    FY2003 Interim         FY2004 Interim
     ====================================================================================
                                                         (in millions of Yen)
     Net sales                                              50,846               121,065
     ------------------------------------------------------------------------------------
     Cost of sales                                          30,072                63,908
     Selling, general and administrative                    19,245                28,809
      expenses
     Operating income                                        1,528                28,346
     ------------------------------------------------------------------------------------
     Non-operating income                                    2,702                 3,611
     Non-operating expenses                                  1,747                 1,772
     Ordinary income                                         2,482                30,185
     ------------------------------------------------------------------------------------
     Income before income taxes                              2,482                30,185
     ------------------------------------------------------------------------------------
     Income taxes                                               44                   137
     Income taxes - deferred                                   618                11,364
     Net income                                              1,819                18,684
     ------------------------------------------------------------------------------------

Corporate Overview
================================================================================


   Registered name                        ADVANTEST CORPORATION
   Registered office                      1-32-1 Asahi-cho, Nerima-ku, Tokyo
   Head office                            * We moved to the following address as of
                                          September 21, 2004.
                                          Shin-Marunouchi Center Building,
                                           1-6-2, Marunouchi, Chiyoda-ku,
                                           Tokyo, JAPAN 100-0005
                                           (03) 3214-7500
   Date registered                        December 2, 1954
   Number of employees                    3,575 (consolidated)
   (as of September 30, 2004)             1,450 (unconsolidated)
                                          * Employee numbers above do not include
                                          temporary employees
   Listed stock exchanges                 Tokyo Stock Exchange, First Section (Code: 6857)
                                          New York Stock Exchange (Ticker Symbol: ATE)



Directors, Corporate Auditors and Executive Officers (as of September 30, 2004)
================================================================================

 Directors and Corporate Auditors

  Chairman of the Board and CEO           Hiroshi Oura
  Vice Chairman of the Board              Shinpei Takeshita
  Representative Board Director           Toshio Maruyama
  Director                                Kiyoshi Miyasaka
  Director                                Junji Nishiura
  Director                                Hiroji Agata
  Director                                Hitoshi Owada
  Director                                Takashi Tokuno
  Standing Corporate Auditor              Noboru Yamaguchi
  Standing Corporate Auditor              Tadahiko Hirano
  Corporate Auditor                       Takashi Takaya
  Corporate Auditor                       Kuniaki Suzuki


  Executive Officers

  President of Corporate                  Toshio Maruyama
  Executive Officers and COO
  Senior Executive Officer                Kiyoshi Miyasaka
  Senior Executive Officer                Junji Nishiura
  Senior Executive Officer                Hiroji Agata
  Managing Executive Officer              Hitoshi Owada
  Managing Executive Officer              Takashi Tokuno
  Managing Executive Officer              Kenichi Mitsuoka
  Managing Executive Officer              Norihito Kotani
  Managing Executive Officer              Yuri Morita
  Managing Executive Officer              Jiro Katoh
  Executive Officer                       Takao Tadokoro
  Executive Officer                       Hiroyasu Sawai
  Executive Officer                       Hiroshi Tsukahara
  Executive Officer                       Masao Shimizu
  Executive Officer                       Masao Araki
  Executive Officer                       Yoshiaki Furuse
  Executive Officer                       Yuichi Kurita
  Executive Officer                       Yoshiro Yagi
  Executive Officer                       Hideaki Imada
  Executive Officer                       Shinichiro Umeda



Major Shareholders (as of September 30, 2004)
================================================================================

   ------------------------------------------------------- ------------------- ---------------
                    Name of shareholder                     Number of shares   Percentage in
                                                             (in thousands)    voting rights
   ------------------------------------------------------- ------------------- ---------------
   Mizuho Trust & Banking Co., Ltd. (retirement benefit                16,023          16.32%
    trust (Fujitsu account))
   The Master Trust Bank of Japan, Ltd. (trust account)                 8,676           8.84
   Japan Trustee Services Bank, Ltd. (trust account)                    7,601           7.74
   Fujitsu Limited                                                      4,047           4.12
   BNP Paribas Securities (Japan) Ltd.                                  2,284           2.32
   Deutsche Bank AG London 610                                          2,201           2.24
   The Dai-ichi Mutual Life Insurance Company                           1,724           1.75
   Shinsei Bank, Limited                                                1,627           1.65
   Fukoku Mutual Life Insurance Company                                 1,546           1.57
   State Street Bank and Trust Company 505103                           1,336           1.36

1. 1,479 thousand treasury shares held by the Company have not been included in the table above.
2. Mizuho Trust & Banking Co., Ltd. holds 16,023 thousand shares of common stock referred above as the trustee of a retirement benefit plan of Fujitsu Limited, and exercises its voting rights pursuant to instructions given by Fujitsu Limited.

Share Data (as of September 30, 2004)
================================================================================

  Total number of authorized shares----------------------------------220,000,000
  Total number of issued shares--------------------------------------99,783,385
  Number of shareholders---------------------------------------------40,282

  Shareholders by Category


                  Category                        Number of     Number of shares      Percentage
                                                shareholders     (in thousands)
   --------------------------------------------------------------------------------------------------

   Financial institutions and securities firms        202              51,796              51.9
   Foreign nationals and entities                     432              26,397              26.5
   Other individual investors                      39,127              12,722              12.7
   Other corporate investors                          521               8,867               8.9


Guide to Common Stock
================================================================================


     End of fiscal year                       March 31 of each year
     General meeting of shareholders          June of each year
     Record date for determining              March 31 of each year (in the case of interim
      eligibility to receive dividends        dividends, if paid, September 30)
      payment
     Newspaper for public notices             Nihon Keizai Shimbun
                                              Web site to view Advantest's balance sheets and
                                              income statements:
                                              http://www.advantest.co.jp/j/ir/index.html

     Share handling agent                     Tokyo Securities Transfer Agent Co., Ltd. Head
                                              Office

     Transfer agent for common stock          Tougin Building 3rd floor
                                              1-4-2 Marunouchi, Chiyoda-ku
                                              Tokyo, JAPAN 100-0005
                                              (0120) 49-7009 [toll-free], (03) 3212-4611

                                              (Share handling offices)
                                              Offices or agents of the above share handling agent,
                                              head office and branches of Mizuho Investors
                                              Securities Co., Ltd.

     Number of shares per unit                100 shares





     Requests for Repurchase by Advantest of Shares Constituting Less Than A Full Unit/ Requests to Purchase Additional Shares from Advantest to Constitute a Full Unit


     Any such requests shall be made to the transfer agent stated above. However, requests to purchase additional shares from Advantest are temporarily suspended during the 12 business days before, and including, March 31 and September 30 of each year. Advantest may establish other periods in which the handling of requests to purchase additional shares from Advantest will be temporarily suspended.



     Registration of Loss of Share Certificates


     In case of loss of share certificates, shareholders may perform procedures for registration of lost share certificates through the transfer agent stated above. Upon registration of loss of share certificates, the serial number and other information of the lost share certificates will be available for public viewing on the registry of lost share certificates. In the event that no objection against such registration is filed within one year, or that the registration is not cancelled by the shareholder within one year, such share certificates shall be cancelled and the shareholder may have new share certificates issued. The fee for registering the loss of share certificates is (Y)10,000 in addition to (Y)500 per lost share certificate.



     Related inquiries shall be directed to the above transfer agent.






                                [Advantest logo]